EXHIBIT 10.2

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is dated this              day of             , 200    , by and among CNL Macquarie Global Income Trust, Inc., a Maryland corporation (the “Company”), UMB Bank, N.A., (the “Escrow Agent”), Boston Financial Data Services, Inc., a Massachusetts corporation (the “Transfer Agent”) and CNL Securities Corp. (the “Managing Dealer”). This Agreement shall be effective as of the effective date of the Company’s registration statement filed with the Securities and Exchange Commission containing the Prospectus (as defined below) (the “Effective Date”).

WHEREAS, the Company proposes to offer and sell, on a best-efforts basis through the Managing Dealer, the managing dealer for the offering and selected broker-dealers that are registered with the Financial Industry Regulatory Authority or that are exempt from such broker-dealer registration (the Managing Dealer and such selected broker-dealers are hereinafter referred to collectively as the “Soliciting Dealers”) up to 150,000,000 shares of common stock of the Company (the “Shares”) to investors (the “Offering”) pursuant to a prospectus as amended from time to time and filed with the Securities and Exchange Commission as part of a registration statement file no.                 (the “Prospectus”). The current form of the Prospectus is attached hereto as Exhibit A. The Company shall provide a copy to the Escrow Agent and the Transfer Agent of each annual reprint of the updated Prospectus, whereupon the revised Prospectus shall be deemed to replace the then-existing Exhibit A and shall become the “Prospectus” for purposes of this Agreement.

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares (plus interest) will be refunded to such subscribers if subscriptions and payment for an aggregate of at least $2,000,000 in Shares of the Company have not been received on or before the date that is one year from the Effective Date (the “Outside Date”).

WHEREAS, the Company has agreed that the subscription price paid by subscribers for Shares (plus interest) will be refunded to such subscribers if subscriptions and payment for an aggregate of at least $2,000,000 in Shares of the Company have not been received on or before                                         , 20         (the “Outside Date”), which Outside Date is one year from the Effective Date.

WHEREAS, the Company desires to establish an escrow account as further described herein in which funds received from subscribers will be deposited until the Outside Date or such earlier date on which subscriptions and payment for at least $2,000,000 in Shares have been received, and the Escrow Agent is willing to serve as escrow agent for such account upon the terms and conditions herein set forth and the Transfer Agent is willing to serve as the record keeper upon the terms and conditions herein set forth.

WHEREAS, the Company desires to engage the Transfer Agent to receive and facilitate subscriptions into and out of an escrow account as further described herein upon the terms and conditions herein set forth between and among the Company, the Escrow Agent and the Transfer Agent, and the Transfer Agent is willing to do so.

WHEREAS, in order to subscribe for Shares, a subscriber must deliver an executed subscription agreement in substantially the form attached as Appendix C to the Prospectus along with the full amount of its subscription, subject to volume discounts or other discounts, as applicable: (i) by check in U.S. dollars or (ii) by wire transfer of immediately available funds in U.S. dollars (collectively, the “Payment”). The Company shall instruct any Soliciting Dealers that any such wire transfers shall be in accordance with the instructions provided at Exhibit B hereto.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties covenant and agree as follows:

1.

Establishment of Escrow Account. On or prior to the commencement of the Offering, the Company shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled “Escrow Account for the Benefit of Subscribers to Shares of CNL Macquarie Global Income Trust, Inc.” (the “Escrow Account”).

This Agreement shall be effective on the Effective Date and the Company shall notify the Transfer Agent and the Escrow Agent of the Effective Date of the registration statement. All monies deposited in the Escrow Account are hereinafter referred to as the “Escrowed Funds.” The Company will cause the Soliciting Dealers to instruct subscribers to make Payments for subscriptions payable to the order of UMB Bank, N.A., Escrow Agent for CNL Macquarie Global Income Trust, Inc. until such time (if any) as the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 5(a) below. From and after such time, the Escrow Agent shall promptly return to the Transfer Agent for deposit into an account designated by the Company any Payments received by the Escrow Agent or deposited into the Escrow Agent’s account, pursuant to Section 5(d) below. Any Payments received prior to the time, if any, that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 5(a) below that are made payable to a party other than the Escrow Agent shall be returned to the Soliciting Dealer who submitted the Payment. The Managing Dealer may authorize certain Soliciting Dealers that are “$250,000 broker-dealers” to instruct their customers to make their Payments for Shares subscribed for payable directly to such Soliciting Dealers. In such case, the Soliciting Dealer will collect the proceeds of the subscribers’ Payments and issue a Payment made payable to the order of the Escrow Agent for the aggregate amount of the subscription proceeds, which proceeds shall be deposited the same as other Payments pursuant to Section 2 below.

2.

Deposits into the Escrow Account. The Transfer Agent will transmit all monies received from subscribers for the payment of Shares to the Escrow Agent, for deposit in the Escrow Account, by noon of the next Business Day immediately following the day the Transfer Agent received such monies. Until such time that the Escrowed Funds are deliverable to the Company pursuant to the provisions of Section 5(a) below, the Transfer Agent will maintain a written account of each sale, which account shall set forth, among other things, the following information: (i) the subscriber’s name and address, (ii) the number of Shares purchased by such subscriber, and (iii) the amount paid by such subscriber for such Shares. The Company, the Escrow Agent and the Transfer Agent are aware and understand that, during such escrow period, none of them is entitled to any funds received into the Escrow Account, and no amounts deposited in the Escrow Account shall become the property of the Company, the Escrow Agent or the Transfer Agent, or be subject to the debts or offsets of the Company, the Escrow Agent or the Transfer Agent. As used in this Agreement, the term “Business Day” means any day except Saturday, Sunday or a day on which commercial banks in New York, New York or Kansas City, Missouri are not closed in respect of a federal or state holiday.

3.	Collection Procedure.

(a)

The Transfer Agent is hereby instructed by the Company to forward each Payment to the Escrow Agent for collection by noon of the next Business Day immediately following the day the Transfer Agent received such Payment.

(b)

The Escrow Agent is hereby instructed by the Company to forward each Payment for Federal Reserve Bank clearing and upon collection of the proceeds of each Payment, to deposit the collected proceeds into the Escrow Account.

(c)

The Escrow Agent will timely notify the Transfer Agent of any Payment returned unpaid. The Transfer Agent in turn will promptly notify the Company of any Payment returned unpaid. Any Payment returned unpaid to the Escrow Agent shall be returned to the Transfer Agent and then in turn to the Soliciting Dealer that submitted the Payment. In such cases, the Transfer Agent will promptly notify the Company of such return.

(d)

In the event that the Company or any agent acting on behalf of the Company rejects any subscription for Shares and the funds for such subscription have already been collected by the Escrow Agent, the Escrow Agent shall, upon receipt from the Company or the Transfer Agent of written notice of such rejection, promptly issue a refund payment to the Transfer Agent to be returned to the rejected or withdrawing subscriber. If the Escrow Agent has not yet collected funds for such subscription but has submitted such subscription for clearing, the Escrow Agent shall promptly issue a payment in the amount of such Payment to the Transfer Agent to be returned to the rejected or withdrawing subscriber only after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted the Payment relating to the subscription of the rejected or withdrawing subscriber, the Escrow Agent shall promptly remit such Payment to the Transfer Agent to be returned to the drawer of the Payment submitted by or on behalf of the subscriber.

(e)

In the event that money is deposited into the Escrow Account in error, the Escrow Agent shall, upon receipt from the Transfer Agent of written notice of such deposit in error, promptly issue a refund payment to the Transfer Agent to be returned to the appropriate party only after the Payment has cleared.

4.

Investment of Escrowed Funds. The Escrow Agent, upon receipt of each Payment remitted to it by the Transfer Agent, shall deposit such Payment into the Escrow Account for further investment as directed by the Company and as indicated in Attachment I hereto.

5.	Distribution of Escrowed Funds.

(a)

Upon receipt of a written notice from the Company to the Escrow Agent and the Transfer Agent by 3:00 P.M. Eastern Time that the Company has subscriptions for at least $2,000,000 in Shares, and contingent upon the prior day’s notification by the Company to the Escrow Agent and the Transfer Agent of the Company’s best efforts at an estimate of the amount of funds anticipated to be released from the Escrow Account, the Escrow Agent will release that day from the Escrow Account to the Company (or otherwise will release within one Business Day following receipt by Escrow Agent and Transfer Agent of such notice), all Escrowed Funds therein (such date of release is referred to in this Agreement as the “Initial Closing Date”). Accrued and unpaid interest on such Escrowed Funds shall be paid pursuant to Section 5(b) below.

(b)

Subject to the third sentence of this Section 5(b), on the Initial Closing Date, in addition to the transfer of Escrowed Funds to the Company under Section 5(a) above, the Escrow Agent shall calculate and deliver to the Transfer Agent the aggregate Investment Earnings (as defined in Section 6 below) on the Escrowed Funds for the purpose of the Transfer Agent distributing such amount to the subscribers whose monies were held in the Escrow Account prior to the time the Company sold an aggregate of at least $2,000,000 in Shares in accordance with Section 6 below. The Transfer Agent shall calculate and deliver to each subscriber such subscriber’s pro-rata share of the Investment Earnings pursuant to Section 6 below and provide a copy of such pro-rata calculations to the Escrow Agent, in writing or by electronic means. An affidavit or certification from an officer of the Company to the Transfer Agent and the Escrow Agent stating that at least

$2,000,000 in Shares have been timely sold, shall constitute sufficient evidence for the purpose of this Agreement that such event has occurred (the “Subscription Affidavit”). The current form of the Subscription Affidavit is attached hereto as Exhibit C. The Subscription Affidavit shall indicate (i) the date on which at least an aggregate of $2,000,000 in Shares were sold (the “Break Escrow Date”) and (ii) the actual total number of Shares sold as of the Break Escrow Date. After receipt of the Subscription Affidavit, applied interest earned on Escrowed Funds shall be the property of the Company from and after the Break Escrow Date. The Escrow Account shall be closed after the Initial Closing Date pursuant to subsection (d) below.

(c)

If the Escrow Agent has not received a Subscription Affidavit on or prior to the Outside Date, the Escrow Agent shall return the Escrowed Funds to the Transfer Agent for further delivery to the respective subscribers in amounts equal to the subscription amount theretofore paid by each of them, together with their respective Investment Earnings (as defined in Section 6 below), without deduction, penalty or expense to the subscriber. The Escrow Agent shall notify the Transfer Agent and the Company of any such return of subscription amounts. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company, the Transfer Agent or the Escrow Agent or any of their creditors.

(d)

The Escrow Account shall be closed upon distributions of Escrowed Funds under the foregoing provisions of this Section 5; provided, however, any Payments deposited into the Escrow Account after the Break Escrow Date shall be promptly returned to the Transfer Agent for the benefit of the Company and the Transfer Agent shall have the ability to debit the Escrow Account for such Payments.

6.

Distribution of Interest. If the Escrowed Funds become deliverable to (i) subscribers pursuant to Section 5(c) above, or (ii) the Company pursuant to Section 5(a) above, the Transfer Agent shall compute and distribute to each subscriber a pro rata share of the earnings on the Escrowed Funds from the investment thereof pursuant to Section 4 above (the “Investment Earnings”). Each subscriber’s pro rata share of Investment Earnings shall be computed as follows:

Individual Subscription
Amount x days held
Investment Earnings	x	Total subscription amounts x days held

For purposes of this calculation, “days held” for purposes of distributing interest pursuant to Section 5(a) shall be deemed through and including the Break Escrow Date.

Such pro rata share of Investment Earnings shall be distributed to each subscriber (x) within 45 days, along with the return of such subscriber’s subscription amount and distribution of interest, if distributions are made pursuant to Section 5(c) above, and (y) within 45 days of the Break Escrow Date, if distributions are made pursuant to Section 5(a) above. If the 45th day is not a Business Day, then the 45th day shall be deemed to be the next Business Day.

7.	Tax Reporting. The Transfer Agent shall provide subscribers with applicable Form 1099 for amounts paid pursuant to Section 6 above in a timely manner.

8.	Liability of Transfer Agent and Escrow Agent.

(a)

In performing any of their duties under this Agreement, or upon the claimed failure to perform their duties hereunder, the Transfer Agent and Escrow Agent shall not be liable to anyone for any damages, losses, or expenses that they may incur as a result of either Agent so acting, or failing to act; provided, however, the Transfer Agent and Escrow Agent shall be liable for damages arising out of their negligence, willful default or misconduct under this Agreement. Accordingly, neither the Transfer Agent nor the Escrow Agent shall incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel that is given with respect to any questions relating to their duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Transfer Agent and/or the Escrow Agent shall believe such document to be genuine.

(b)

The Company hereby agrees to indemnify and hold harmless the Transfer Agent and Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements that may be incurred by either of them resulting from any act or omission of the Company; provided, however, that the Company shall not indemnify the Transfer Agent and the Escrow Agent for any losses, claims, damages, or expenses arising directly out of such Agent’s negligence, willful default or misconduct.

(c)

If a dispute ensues between any of the parties hereto that, in the opinion of the Transfer Agent or Escrow Agent, is sufficient to justify its doing so, the Transfer Agent or Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction, all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as the Transfer Agent or Escrow Agent shall determine to have jurisdiction thereof. The Company shall indemnify the Transfer Agent or Escrow Agent against their reasonable court costs and attorneys’ fees incurred in filing such legal proceedings.

9.

Inability to Deliver. In the event that Payments for subscriptions are not cleared through normal banking channels according to the regular Federal Reserve Bank clearing schedule, the Escrow Agent will notify the Transfer Agent and the Transfer Agent will in turn notify the Company.

10.

Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by facsimile confirmed by telephone call or deposited for mailing, first class, postage prepaid, registered or certified mail, as follows:

If to the subscribers for Shares:	To their respective addresses as specified in their subscription agreements.

If to the Company:	CNL Macquarie Global Income Trust, Inc.
Post Office Box 4920
Orlando, Florida 32802-4920
Attention: Steven Shackelford, Chief Financial Officer
Facsimile: (407) 540-2500

If to the Escrow Agent:	UMB Bank, N.A.
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara L. Stevens, Corporate Trust
Facsimile: (816) 860-3029

If to the Transfer Agent:	Boston Financial Data Services, Inc.
30 Dan Road
Canton, MA 02021
Attention: Reconciliation and Control
Facsimile: (781) 633-5270

11.	Fees to Escrow Agent. In consideration of the services to be provided by the Escrow Agent hereunder, the Company agrees to pay the fees to the Escrow Agent as outlined in Attachment II hereto.

12.	General.

(a)

This Agreement shall be interpreted, construed and enforced in all respects in accordance with the internal laws of the State of Maryland applicable to contracts to be made and performed entirely in said state.

(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)

This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

(d)

This Agreement may be amended, modified, superseded or cancelled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver in any one or more instances by any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other terms of this Agreement.

(e)

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action, or suit in the appropriate court of law.

(f)

The Escrow Agent may rely conclusively on and shall not be required to make any independent inspection or investigation in connection therewith any electronic communication, resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, affidavit, letter, telegram or paper or other document received by it, provided for under this Escrow Agreement.

(g)	This Agreement shall inure to the benefit of the parties hereto and their respective administrators, successors, and assigns.

13.

Representation of the Company. The Company hereby acknowledges that the status of the Transfer Agent and the Escrow Agent with respect to the offering of the Shares is that of agent solely of the Company only for the limited purposes herein set forth, and hereby agrees it will not represent or imply that the Transfer Agent or Escrow Agent, by serving as the Escrow Agent or Transfer Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares, nor shall the Company use the name of the Transfer Agent or Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgement that it has agreed to serve as Transfer Agent or Escrow Agent for the limited purposes herein set forth.

14.

Licenses and Qualifications. From and after the Effective Date, the Transfer Agent and Escrow Agent shall obtain, and continue to maintain until the termination of this Agreement, any and all required licenses and qualifications necessary or desirable to perform the services and obligations contemplated by this Agreement.

15.

Resignation of Escrow Agent or Transfer Agent. If, at any time, any attempt is made to modify this Agreement in a manner that would increase the duties and responsibilities of the Transfer Agent or Escrow Agent, or to modify the Agreement in any manner that the Transfer Agent or Escrow Agent shall deem undesirable, the Transfer Agent or Escrow Agent may resign by notifying the Company. Such resignation shall become effective on the earlier to occur of (i) the acceptance by a successor Transfer Agent or Escrow Agent or (ii) sixty (60) days following the date upon which notice was mailed. Until such time as the Transfer Agent or Escrow Agent has resigned in accordance herewith, the Transfer Agent or Escrow Agent shall perform its duties hereunder in accordance with the terms of this Agreement.

16.

Force Majeure. The Transfer Agent or Escrow Agent shall not be responsible for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, communication service, accidents, labor disputes, acts of civil or military authority, or governmental actions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CNL MACQUARIE GLOBAL INCOME TRUST, INC.

By:
Name:	Curtis B. McWilliams
Title:	President

UMB BANK, N.A.

By:
Name:	Lara L. Stevens
Title:	Vice President

BOSTON FINANCIAL DATA SERVICES, INC.

By:
Name:
Title:

ATTACHMENT I

Investment of Escrowed Funds

Interest bearing UMB bank account

ATTACHMENT II

Escrow Agent Fee Schedule

Escrow Agent fee of $2,500 for the first two months of the escrow and $750 per month thereafter. The initial two months fee covers the Escrow Agent’s fees for acceptance and review of the documents.

EXHIBIT A

Prospectus dated                     , 200

[Omitted as not necessary to an understanding of the Escrow Agreement.]

EXHIBIT B

Wiring Instructions

[Omitted as not necessary to an understanding of the Escrow Agreement.]

EXHIBIT C

Subscription Affidavit

[Omitted as not necessary to an understanding of the Escrow Agreement.]